Exhibit 10.17
THE KRAFT HEINZ COMPANY
OMNIBUS INCENTIVE PLAN
FORM OF PERFORMANCE SHARE AWARD NOTICE

Unless defined in this award notice (together with all exhibits and appendices attached thereto, this “Award Notice”), capitalized terms will have the same meanings ascribed to them in The Kraft Heinz Company Performance Share Award Agreement, which is included as Exhibit A (the “Award Agreement” or “Agreement”) and The Kraft Heinz Company 2016 Omnibus Incentive Plan (the “Omnibus Plan”) (together with the Agreement, as may be amended from time to time, the “Plan”).
Subject to your acceptance of this Award Notice, you are hereby being granted an award of Performance Share Units (the “PSUs”) as of the Grant Date set forth below (the “Grant Date”). Each PSU is a bookkeeping entry representing the right to receive one (1) share of The Kraft Heinz Company’s (the “Company”) common stock on the following terms and subject to the provisions of the Omnibus Plan, which are incorporated herein by reference. In the event of a conflict between the provisions of the Omnibus Plan and this Award Notice, the provisions of the Omnibus Plan will govern.
Number of PSUs:
Grant Date:

Vesting Date:

Performance Period:
Performance Target:
Payout:
MBO Minimum Performance:
Acknowledgments
By signing this Award Notice, you agree that the PSUs are granted under and governed by the terms and conditions of this Award Notice (including, without limitation, the terms and conditions set forth on Exhibit A, the Restrictive Covenants Agreement attached as Exhibit B and the terms and conditions set forth on Appendix I) and the Omnibus Plan.

EXHIBIT A
THE KRAFT HEINZ COMPANY
PERFORMANCE SHARE AWARD AGREEMENT

1.	Grant of Performance Share Award.
(a)    Performance Share Award. In consideration of the Participant’s agreement to provide services to The Kraft Heinz Company, a corporation organized under the laws of Delaware (the “Company”), or any of its Affiliates, and, as applicable, in consideration for the Participant’s agreement to the non-competition and non-solicitation covenants provided in the attached Appendix A or specified in the Employment Agreement with Participant, and for other good and valuable consideration, the Company hereby grants as of the date set forth in the Performance Share Award Notice or specified in the Employment Agreement with Participant (each referred to as the “Notice”) to the Participant named in the Notice (the “Participant”) a Performance Share Award with respect to the Performance Period set forth in the Notice, subject to the terms and provisions of the Notice, this Performance Share Award Agreement, including any appendices (this “Agreement”), and the Company’s 2016 Omnibus Incentive Plan, as amended from time to time (the “Omnibus Plan”). Unless and until the Performance Share Award becomes payable in the manner set forth in Section 3 hereof, the Participant shall have no right to payment of the Performance Share Award. Prior to payment of the Performance Share Award, the Performance Share Award shall represent an unsecured obligation of the Company, payable (if at all) from the general assets of the Company.

(b)    Omnibus Plan.
(i)    Incorporation of Terms and Conditions. The Performance Share Award and this Agreement are subject to the terms and conditions of the Omnibus Plan, which are incorporated herein by reference. In the event of any inconsistency between the Omnibus Plan and this Agreement, the terms of the Omnibus Plan shall control.
(ii)    Performance Targets. The Committee, in its sole discretion, shall have the authority to determine, establish and adjust Performance Periods, establish the applicable Performance Targets, adjust the applicable Performance Targets, certify the attainment of Performance Targets, and determine whether the Performance Share Award is intended to qualify as Qualified Performance Based-Compensation pursuant to the terms of the Omnibus Plan. Furthermore, the Committee shall have the authority to take such actions as it may, in its sole discretion, deem necessary to ensure that the Performance Share Award meets the requirements of Code Section 162(m) (including any amendments thereto) and any Treasury Regulations or rulings issued thereunder, subject to the terms of the Omnibus Plan.

2.
Definitions. All capitalized terms used in this Agreement without definition shall have the meanings ascribed in the Omnibus Plan and the Notice. The following terms shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

(a)
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the Company covering you or (ii) in the absence of any such policy, a physical or mental condition rendering you unable to perform your duties for the Company or any of its Subsidiaries or Affiliates for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of termination of your Service and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement shall control for purposes of this Agreement.

(b)	“Employment Agreement” means an individual written employment agreement between the Participant and the Company or any of its Affiliates, including an offer letter.

(c)	“Performance Share Award Share Payout” means an amount equal to the Payout or other calculation included in the Notice or Employment Agreement.

(d)	“Performance Share Award Target” shall mean the target number of Shares subject to this Performance Share Award set forth in the Notice or Employment Agreement.

(e)
“Qualified Performance-Based Compensation” means any compensation awarded to a Covered Employee that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

(f)
“Retirement” means a termination of Service by you on or after the later of (i) your 65th birthday and (ii) your completion of five (5) years of Service with the Company, its Subsidiaries or its Affiliates.

(g)
“Without Cause” means (i) a termination of your Service by the Company or its Subsidiaries or Affiliates other than for Cause (as defined in the Omnibus Plan) and other than due to your death, Disability or Retirement or (ii) (A) if you are a party to an Employment Agreement , (B) such Employment Agreement is in effect upon the date of your termination of Service and (C) such Employment Agreement defines “Good Reason”, then “Without Cause” shall also include resignation of your Service for “Good Reason” in accordance with such Employment Agreement .

3.Payment.

(a)	Form and Time of Payment.

(i)
Vesting. The Performance Share Award will vest on the “Vesting Date” set forth in the Notice provided that you remain employed by the Company or one of its Subsidiaries, except as otherwise set forth in the Omnibus Plan or this Award Agreement. Prior to the vesting and settlement of the Performance Share Award, you will not have any rights of a shareholder with respect to the Performance Share Award or the Shares subject thereto. No Shares will be delivered pursuant to the vesting of the Performance Share Award unless (i) you have complied with your obligations under this Award Agreement and the Omnibus Plan and (ii) the vesting of the Performance Share Award and the delivery of such Shares complies with applicable law. Until such time as the Shares are delivered to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding the vesting of the Performance Share Award.

(ii)
Performance Share Award Payment. Subject to the terms of the Omnibus Plan and this Agreement, any Performance Share Award that becomes payable shall be made in whole Shares, which shall be issued in book-entry form, registered in the Participant’s name. In the event the Performance Share Award Share Payout is to be made in Shares results in less than a whole number of Shares, the

Performance Share Award Share Payout shall be rounded up or down to the next whole Share (no fractional Shares shall be issued in payment of a Performance Share Award). Any Shares issued in respect of a Performance Share Award Share Payout shall be issued pursuant to the terms and conditions of the Omnibus Plan and shall reduce the number of Shares available for issuance thereunder.

(iii)	Dividends. Any cash dividend the Board declares with respect to the Shares during the Performance Period shall be treated in accordance with the Notice.

(iv)
Payment Timing. Except as otherwise provided in Section 21 hereof or in the Notice, as applicable, (A) the Performance Share Award payment shall be made as soon as practicable following the Vesting Date, but in any event no later than March 15 of the taxable year following the end of the Performance Period and (B) a Performance Share Award that becomes payable under Section 3(b)(i), 3(b)(ii), or 3(b)(iii) shall be paid no later than 60 days after the Vesting Date.

(v)
Payout Upon Termination. The Notice shall set forth the effect of termination upon the Performance Share Award. If you are terminated Without Cause or due to your resignation and, within the twelve (12) month period subsequent to such termination of your Service, the Company determines that your Service could have been terminated for Cause, subject to anything to the contrary that may be contained in the Notice at the time of termination of your Service, your Service will, at the election of the Company, be deemed to have been terminated for Cause for purposes of this Award Agreement and the Omnibus Plan, effective as of the date the events giving rise to Cause occurred and any consequences following from a termination for Cause shall be retroactively applied (including your obligation to repay gains that would not have been realized had your Service been terminated for Cause).

(b)	Conditions to Payment of Performance Share Award. Notwithstanding any other provision of this Agreement:

(i)
The Performance Share Award shall not become payable to the Participant or his or her legal representative unless and until the Participant or his or her legal representative shall have satisfied all applicable withholding obligations for Tax-Related Items (as defined in Section 5 below), if any, in accordance with Section 5 hereof.

(ii)
The Company shall not be required to issue or deliver any Shares in payment of the Performance Share Award prior to the fulfillment of all of the following conditions: (A) the admission of the Shares to listing on all stock exchanges on which the Shares are then listed, (B) the completion of any registration or other qualification of the Shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission (the “Commission”) or other governmental regulatory body, which the Committee shall, in its sole and absolute discretion, deem necessary and advisable, or if the offering of the Shares is not so registered, a determination by the Company that the issuance of the Shares would be exempt from any such registration or qualification requirements, (C) the obtaining of any approval or other clearance from any state, federal or foreign governmental agency that the Committee shall, in its absolute discretion, determine to be necessary or advisable and (D) the lapse of any such reasonable period of time following the date the Performance Share Award becomes payable as the Committee may from time to time establish for reasons of administrative convenience, subject to compliance with Section 409A of the Code.

(c)
Committee Discretion. Anything to the contrary in this Section 3 notwithstanding, the Committee may, in its sole discretion, provide for full or partial payment of the Performance Share Award upon termination of a Participant’s active employment for any reason prior to the completion of a Performance Period to which a Performance Share Award relates; provided that the Committee shall not exercise such discretion if doing so would cause other Performance Share Awards that are intended to qualify as Qualified Performance-Based Compensation not to qualify.

4.
Withholding Taxes. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Omnibus Plan and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. Furthermore, the Participant acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Award, including, but not limited to, the grant, vesting, or payment of this Performance Share Award or the subsequent sale of Shares issued in payment of the Performance Share Award; and (b) do not commit to and are under no obligation to structure the terms of the grant of the Performance Share Award or any aspect of the Participant’s participation in the Omnibus Plan to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result. If the Participant becomes subject to Tax-Related Items in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for (including report) Tax-Related Items in more than one jurisdiction.
The Company is authorized to satisfy the withholding for any or all Tax-Related Items arising from the granting, vesting, or payment of the Performance Share Award or sale of Shares issued pursuant to the Performance Share Award, as the case may be, by deducting the number of Shares having an aggregate value equal to the amount of Tax-Related Items withholding due from a Performance Share Award Share Payout or otherwise becoming subject to current taxation. If the Company satisfies the Tax-Related Items obligation by withholding a number of Shares as described herein, for tax purposes, the Participant shall be deemed to have been issued the full number of Shares due to the Participant at vesting, notwithstanding that a number of Shares is held back solely for the purpose of such Tax-Related Items withholding.
The Company is also authorized to satisfy the actual Tax-Related Items withholding arising from the granting, vesting or payment of this Performance Share Award, the sale of Shares issued pursuant to the Performance Share Award or hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy, as the case may be, by the remittance of the required amounts from any proceeds realized upon the open-market sale of the Shares received in payment of the vested Performance Share Award by the Participant. Such open-market sale is on the Participant’s behalf and at the Participant’s direction pursuant to this authorization.
Furthermore, the Company and/or the Employer are authorized to satisfy the Tax-Related Items withholding arising from the granting, vesting, or payment of this Performance Share Award, or sale of Shares issued pursuant to the Performance Share Award, as the case may be, by withholding from the Participant’s wages, or other cash compensation paid to the Participant by the Company and/or the Employer.
If the Participant is subject to the short-swing profit rules of Section 16(b) of the Act, the Participant may elect the form of withholding in advance of any Tax-Related Items withholding event, and in the absence of the Participant’s election, the Company shall deduct the number of Shares having an aggregate value equal to the amount of Tax-Related Items withholding due from the Performance Share Award Share Payout, or the Committee may determine that a particular method be used to satisfy any Tax Related Items withholding.
Shares deducted from the payment of this Performance Share Award in satisfaction of Tax-Related Items withholding shall be valued at the Fair Market Value of the Shares received in payment of the vested Performance Share Award on the date as of which the amount giving rise to the withholding requirement first became includible in the gross income of the Participant under applicable tax laws. The Company may refuse to issue or deliver the Shares if the Participant fails to comply with his or her Tax-Related Items obligations. To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates.
The Participant shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold that cannot be satisfied by the means previously described. If the Participant is covered by a Company tax equalization policy, the Participant also agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy.

5.	Nature of Grant. By participating in the Omnibus Plan and in exchange for receiving the Performance Share Award, the Participant acknowledges, understands and agrees that:
(a)the Omnibus Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Omnibus Plan;
(b)the grant of the Performance Share Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Share Awards, or benefits in lieu of Performance Share Awards, even if Performance Share Awards have been granted repeatedly in the past;
(c)all decisions with respect to future Performance Share Award grants, if any, shall be at the sole discretion of the Board of Directors of the Company or the Committee;
(d)the Participant is voluntarily participating in the Omnibus Plan;
(e)the Performance Share Award and any Shares subject to the Performance Share Award are not part of or included in any calculation of severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer, or any Affiliate;
(f)the Performance Share Award grant shall not be interpreted to form an employment or service contract or relationship with the Company or any Affiliate;
(g)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(h)the Performance Share Award and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically determined by the Company in its discretion, to have the Performance Share Award or any such benefits transferred to, or assumed by, another company, or to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and
(i)for Participants who reside outside the U.S., the following additional provisions shall apply:
(j)the Performance Share Award and the Shares subject to the Performance Share Award are not intended to replace any pension rights or compensation;
(k)the Performance Share Award and the Shares subject to the Performance Share Award are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and are outside the scope of the Participant’s employment or service contract, if any;
(l)the Performance Share Award and the Shares subject to the Performance Share Award are not part of normal compensation or salary from the Employer and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Affiliate of the Company;
(m)no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Share Award resulting from failure to reach Performance Goals or termination of the Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of any employment laws in the country where the Participant resides or later found to be invalid), and in consideration of the grant of the Performance Share Award to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Omnibus Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and
(n)neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Performance Share Award, any Shares paid to the Participant or any proceeds resulting from the Participant’s sale of such Shares.
6.Data Privacy. By participating in the Omnibus Plan and in exchange for receiving the Performance Share Award, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Performance Share Award grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s receipt of the Performance Share Award.
The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares of stock or directorships held in the Company, details of all Performance Share Awards or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Performance Share Award (“Data”).
The Participant understands that Data will be transferred to UBS Financial Services (“UBS”), or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Performance Share Award. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. If the Participant resides outside the United States, the Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, UBS and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Performance Share Award to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Performance Share Award. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s receipt of the Performance Share Award. If the Participant resides outside the United States, the Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect the Participant’s ability to receive the Performance Share Award. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

7.
Nontransferability of Performance Share Award. The Performance Share Award or the interests or rights therein may not be transferred in any manner other than by will or by the laws of descent and distribution, and may not be assigned, hypothecated or otherwise pledged and shall not be subject to execution, attachment or similar process.

Upon any attempt to effect any such disposition, or upon the levy of any such process, in violation of the provisions herein, the Performance Share Award shall immediately become null and void and any rights to receive a payment under the Performance Share Award shall be forfeited.
8.Rights as Shareholder. Neither the Participant nor any person claiming under or through the Participant shall have any of the rights or privileges of a shareholder of the Company in respect of any Shares issuable hereunder unless and until certificates representing such Shares (which may be in uncertificated form) will have been issued and recorded on the books and records of the Company or its transfer agents or registrars, and delivered to the Participant (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Participant shall have all the rights of a shareholder of the Company, including with respect to the right to vote the Shares and the right to receive any cash or Share dividends or other distributions paid to or made with respect to the Shares.
9.Repayment/Forfeiture. The Award shall be canceled and forfeited, if, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, Participant (i) violates a non-competition, non-solicitation or non-disclosure covenant or agreement, (ii) otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion. In addition, any payments or benefits the Participant may receive hereunder shall be subject to repayment or forfeiture as may be required to comply with the requirements under the Securities Act, the Act, rules promulgated by the Commission or any other applicable law, including the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Shares are listed or traded, as may be in effect from time to time as well as any policy relating to the repayment or forfeiture of compensation that the Company may adopt from time-to-time. Further, if you receive any amount in excess of what you should have received under the terms of the Performance Share Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then you shall be required to promptly repay any such excess amount to the Company. Notwithstanding the foregoing, none of the non-disclosure restrictions in this Agreement shall, or shall be interpreted to, impair the Participant from exercising any legally protected whistleblower rights (including under Rule 21F under the Act).
10.Restrictions on Resale. The Participant hereby agrees not to sell any Shares issued in payment of the Performance Share Award at a time when applicable laws or Company policies prohibit a sale. This restriction shall apply as long as the Participant’s employment continues and for such period of time after the termination of the Participant’s employment as the Company may specify.
11.Language. If you have received this Award Agreement or any other document related to the Omnibus Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
12.Effect of a Change in Control. The treatment of a Performance Share Award upon a Change in Control shall be governed by the Omnibus Plan, provided, however, that to the extent that the Performance Share Award constitute Deferred Compensation, settlement of any portion of the Performance Share Award that may vest in connection with a Change in Control will occur within sixty (60) days following the Vesting Date. In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a Change in Control on the Performance Share Award and the terms of any Employment Agreement, the terms of this Award Agreement will govern.
13.Securities Laws and Clawback. By accepting a Performance Share Award, you acknowledge that U.S. federal, state or foreign securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection with the Performance Share Award. You agree to comply with such securities law requirements and Company policies, as such laws and policies are amended from time to time. You also acknowledge that the Performance Share Award may be forfeited if you engage in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary, including fraud or conduct contributing to any financial restatements or irregularities, as determined by the Committee in its sole discretion or to the extent that you otherwise violate any policy adopted by the Company relating to the recovery of compensation granted, paid, delivered, awarded or otherwise provided to you by the Company as such policy is in effect on the date of grant of the applicable Award or, to the extent necessary to address the requirements of applicable law (including Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as codified in Section 10D of the Act, Section 304 of the Sarbanes-Oxley Act of 2002 or any other applicable law), as may be amended from time to time.
14.Adjustments. Subject to Section 162(m) of the Code, the Performance Goals, as well as the manner in which the Performance Share Award payment is calculated is subject to adjustment in the Committee’s sole discretion in accordance with Section 10(b) of the Omnibus Plan and the Notice. The Participant shall be notified of such adjustment and such adjustment shall be binding upon the Company and the Participant.
15.NO GUARANTEE OF CONTINUED EMPLOYMENT. THE PARTICIPANT HEREBY ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE PERFORMANCE SHARE AWARD PURSUANT TO THE PROVISIONS OF THIS AGREEMENT IS EARNED ONLY IF THE PERFORMANCE GOALS ARE ATTAINED AND THE OTHER TERMS AND CONDITIONS SET FORTH HEREIN ARE SATISFIED AND BY THE PARTICIPANT CONTINUING TO BE EMPLOYED (SUBJECT TO THE PROVISIONS OF SECTION 3(b) HEREOF) AT THE WILL OF THE COMPANY OR AN

AFFILIATE (AND NOT THROUGH THE ACT OF BEING EMPLOYED BY THE COMPANY OR AN AFFILIATE, BEING GRANTED A PERFORMANCE SHARE AWARD, OR RECEIVING SHARES HEREUNDER). THE PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE RIGHT TO EARN A PAYMENT UNDER THE PERFORMANCE SHARE AWARD SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED EMPLOYMENT DURING THE PERFORMANCE PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY OR AN AFFILIATE TO TERMINATE THE PARTICIPANT’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE, AND IN ACCORDANCE WITH APPLICABLE EMPLOYMENT LAWS OF THE COUNTRY WHERE THE PARTICIPANT RESIDES.
16.Entire Agreement: Governing Law. The Notice, the Omnibus Planand this Agreement, including any appendices, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except as provided in the Notice, the Omnibus Plan or this Agreement or by means of a writing signed by the Company and the Participant. Nothing in the Notice, the Omnibus Plan and this Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice, the Omnibus Plan and this Agreement are to be construed in accordance with and governed by the substantive laws of Delaware, U.S.A., without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the substantive laws of Delaware to the rights and duties of the parties. Unless otherwise provided in the Notice, the Omnibus Plan or this Agreement, the Participant is deemed to submit to the exclusive jurisdiction of Delaware, U.S.A., and agrees that such litigation shall be conducted in the courts of Wilmington County, Delaware, or the federal courts for the United States for the Eastern District of Delaware, where this grant is made and/or to be performed.
17.Conformity to Securities Laws. The Participant acknowledges that the Notice, the Omnibus Plan and this Agreement are intended to conform to the extent necessary with all provisions of the Securities Act and the Act, and any and all regulations and rules promulgated thereunder by the Commission, including, without limitation, Rule 16b-3. Notwithstanding anything herein to the contrary, the Notice, the Omnibus Plan and this Agreement shall be administered, and the Performance Share Award is granted, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Notice, the Omnibus Plan and this Agreement shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
18.Administration and Interpretation. The Performance Share Award, the vesting of the Performance Share Award and any payment of the Performance Share Award are subject to, and shall be administered in accordance with, the provisions of this Agreement, as the same may be amended from time to time. Any question or dispute regarding the administration or interpretation of the Notice, the Omnibus Plan and this Agreement shall be submitted by the Participant or by the Company to the Committee. The resolution of such question or dispute by the Committee shall be final and binding on all persons.
19.Headings. The captions used in the Notice and this Agreement are inserted for convenience and shall not be deemed a part of the Performance Share Award for construction or interpretation.
20.Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other part.
21.Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Participant and his or her heirs, executors, administrators, successors and assign.
22.Severability. Whenever feasible, each provision of the Notice, this Agreement, and the Omnibus Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision in the Notice, Omnibus Plan or this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Notice, the Omnibus Plan or this Agreement.
23.Code Section 409A. This Performance Share Award is intended to be exempt from or to comply with Section 409A of the Code and shall be interpreted, operated and administered in a manner consistent with such intent. To the extent this Agreement provides for the Performance Share Award to become vested and be settled upon the Participant’s termination of employment, the applicable Shares shall be transferred to the Participant or his or her beneficiary upon the Participant’s “separation from service,” within the meaning of Section 409A of the Code; provided that if the Participant is a “specified employee,” within the meaning of Section 409A of the Code, then to the extent the Performance Share Award constitutes nonqualified deferred compensation, within the meaning of Section 409A of the Code, such Shares shall be transferred to the Participant or his or her beneficiary upon the earlier to occur of (i) the six-month anniversary of such separation from service and (ii) the date of the Participant’s death.
This Agreement may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Nothing in the Agreement shall provide a basis for any person to take action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any amount paid under the Performance Share Award granted hereunder, and neither the Company nor any of its Affiliates shall under any circumstances have any liability to the Participant or his estate or any other party for any taxes, penalties or interest due on amounts paid or payable under this Agreement, including taxes, penalties or interest imposed under Section 409A of the Code.

24.
No Advice Regarding Performance Share Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s acquisition or sale of any Shares issued in payment of the Performance Share Award. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors before taking any action related to the Performance Share Award.

25.Language. If the Participant has received this Agreement or any other document related to the Omnibus Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version shall control.
26.Appendix B. Notwithstanding any provisions in this Agreement, the Performance Share Award grant shall be subject to any special terms and conditions set forth in Appendix B to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country shall apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with laws in the country where the Participant resides regarding the issuance of Shares, or to facilitate the administration of the Performance Share Award. Appendix B constitutes part of this Agreement.
27.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future Performance Share Awards by electronic means or to request the Participant’s consent to participate in the Omnibus Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Omnibus Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
28.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Omnibus Plan or on the Performance Share Award and on any Shares issued in payment of the Performance Share Award, to the extent the Company determines it is necessary or advisable in order to comply with laws in the country where the Participant resides regarding the issuance of Shares, or to facilitate the administration of the Performance Share Award, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT B

RESTRICTIVE COVENANTS AGREEMENT
I understand that I am or will be an employee to or other service-provider of The Kraft Heinz Company and/or its Subsidiaries and/or its Affiliates (collectively the "Company"), and will learn and have access to the Company's confidential, trade secret and proprietary information and key business relationships. I understand that the products and services that the Company develops, provides and markets are unique. Further, I know that my promises in this Restrictive Covenants Agreement (the "Agreement") are an important way for the Company to protect its proprietary interests and that The Kraft Heinz Company would not have granted me Performance Share Units (“PSUs”) or other equity grants unless I made such promises.
In addition to other good and valuable consideration, I am expressly being given PSUs or other equity grants in exchange for my agreeing to the terms of this Agreement. In consideration of the foregoing, I (the "Executive") agree as follows:

1.
NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. During the course of Executive's Service, Executive will have access to Confidential Information. For purposes of this Agreement, "Confidential Information" means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, drawings, sketches, specifications, designs, plans, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company, including, without limitation, any such information relating to or concerning finances, sales, marketing, advertising, transition, promotions, pricing, personnel, customers, suppliers, vendors, raw partners and/or competitors of the Company. Executive agrees that Executive shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive's assigned duties and for the benefit of the Company, either during the period of Executive's Service or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company's part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by Executive during Executive's Service. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes generally known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that, to the extent permitted by law, Executive provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

Pursuant to the U.S. Defend Trade Secrets Act of 2016, Executive shall not be held criminally, or civilly, liable under any Federal or State Trade secret law for the disclosure of a trade secret that is made in confidence either directly or indirectly to a Federal, State, or local government official, or an attorney, for the sole purpose of reporting, or investigating, a violation of law. Moreover, Executive may disclose trade secrets in a complaint, or other document, filed in a lawsuit, or other proceeding, if such filing is made under seal. Finally, if Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of the law, Executive may disclose the trade secret to Executive's attorney and use the trade secret in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

No Company policies or practices, including this Non-Disclosure of Confidential Information provision, is intended to or shall limit, prevent, impede or interfere in any way with Executive's right, without prior notice to the Company, to provide information to the government, participate in investigations, testify in proceedings regarding the Company's past or future conduct, or engage in any activities protected under whistle blower statutes.

2.
NON-COMPETITION. Executive acknowledges that (i) Executive performs services of a unique nature for the Company that are irreplaceable, and that Executive's performance of such services to a competing business will result in irreparable harm to the Company, (ii) Executive has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company, (iii) in the course of Executive's employment by or service to a competitor, Executive would inevitably use or disclose such Confidential Information, (iv) the Company has substantial relationships with its customers and Executive has had and will continue to have access to these customers, (v) Executive has received and will receive specialized training from the Company, and (vi) Executive has generated and will continue to generate goodwill for the Company in the course of Executive's Service. Accordingly, during Executive's Service and for eighteen (18) months following a termination of Executive's Service for any reason (the "Restricted Period"), Executive will not engage in any business activities, directly or indirectly (whether as an employee, consultant, officer, director, partner, joint venturer, manager, member, principal, agent, or independent contractor, individually, in concert with others, or in any other manner) within the same line or lines of business for which the Executive performed services for the Company and in a capacity that is similar to the capacity in which the Executive was employed by the Company with any person or entity that competes with the Company in the consumer packaged food and beverage industry ("Competitive Business") anywhere within the same geographic territory(ies) for which the Executive performed services for the Company (the "Restricted Territory"). Notwithstanding the foregoing, nothing herein shall prohibit Executive from being a passive owner of not more than three percent (3%) of the equity securities of a publicly traded corporation engaged in a business that is in competition with the Company, so long as Executive has no active participation in the business of such corporation.

3.
NON-SOLICITATION. During the Restricted Period, Executive agrees that Executive shall not, except in the furtherance of Executive's duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, solicit, aid, induce, assist in the solicitation of, or accept any business (other than on behalf of the Company) from, any customer or potential customer of the Company to purchase goods or services then sold by the Company from another person, firm, corporation or other entity or, directly or indirectly, in any way request, suggest or advise any such customer to withdraw or cancel any of their business or refuse to continue to do business with the Company. This restriction shall apply to customers or potential customers who, during the two (2) years immediately preceding the Executive's termination, had been assigned to the Executive by the Company, or with which the Executive had contact on behalf of the Company while an Executive of the Company, or about which the Executive had access to confidential information by virtue of Executive's employment with the Company.

4.
NON-INTERFERENCE. During the Restricted Period, Executive agrees that Executive shall not, except in the furtherance of Executive's duties to the Company, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (A) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (B) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and its vendors, suppliers or customers. As used herein, the term "solicit, aid or induce" includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, (iii) recommending a Company employee to any entity, and (iv) aiding an entity in recruitment of a Company employee. An employee, representative or agent shall be deemed covered by this Section 4 while so employed or retained and for a period of six (6) months thereafter.

5.
NON-DISPARAGEMENT. Executive agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, agents or products or services. The foregoing shall not be violated by truthful statements made in (a) response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or (b) the good faith performance of Executive's duties to the Company.

6.	INVENTIONS.

a.
Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product ("Inventions"), whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any Company resources and/or within the scope of Executive's work with the Company or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company, and that are made or conceived by Executive, solely or jointly with others, during Executive's Service, or (B) suggested by any work that Executive performs in connection with the Company, either while performing Executive's duties with the Company or on Executive's own time, but only insofar as the Inventions are related to Executive's work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent or other applications for intellectual property protection are filed thereon. Executive will keep full and complete written records (the "Records"), in the manner prescribed by the Company, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company, and Executive will surrender them upon the termination of Service, or upon the Company's request. Executive irrevocably conveys, transfers and assigns to the Company the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to Executive's Service, together with the right to file, in Executive's name or in the name of the Company (or its designee), applications for patents and equivalent rights (the "Applications"). Executive will, at any time during and subsequent to Executive's Service, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company to perfect, record, enforce, protect, patent or register the Company's rights in the Inventions, all without additional compensation to Executive from the Company. Executive will also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company's benefit, all without additional compensation to Executive from the Company, but entirely at the Company's expense.

b.
In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company and Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to Executive. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company, Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of Executive's right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the

Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, Executive hereby waives any so-called "moral rights" with respect to the Inventions. To the extent that Executive has any rights in the results and proceeds of Executive's service to the Company that cannot be assigned in the manner described herein, Executive agrees to unconditionally waive the enforcement of such rights. Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to Executive's benefit by virtue of Executive being an employee of or other service provider to the Company.

7.
RETURN OF COMPANY PROPERTY. On the date of Executive's termination of Service with the Company for any reason (or at any time prior thereto at the Company's request), Executive shall return all property belonging to the Company (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company).

8.
REASONABLENESS OF COVENANTS. In signing this Agreement, including by electronic means, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed by it. Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Executive from obtaining other suitable employment during the period in which Executive is bound by the restraints. Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and that Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Agreement, and that Executive will reimburse the Company for all costs (including reasonable attorneys' fees) incurred in connection with any action to enforce any of the provisions of this Agreement if either the Company prevails on any material issue involved in such dispute or if Executive challenges the reasonableness or enforceability of any of the provisions of this Agreement. It is also agreed that the "Company" as used in this Agreement refers to each of the Company's Subsidiaries and Affiliates and that each of the Company's s Subsidiaries and Affiliates will have the right to enforce all of Executive's obligations to that Subsidiary or Affiliate under this Agreement, as applicable, subject to any limitation or restriction on such rights of the Subsidiary or Affiliate under applicable law.

9.
REFORMATION. If it is determined by a court of competent jurisdiction in any state or country that any restriction in this Agreement is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state or country.

10.
REMEDIES. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Agreement would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or other security, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages, in addition to any other equitable relief (including without limitation an accounting and/or disgorgement) and/or any other damages as a matter of law.

11.
REPURCHASE. Executive acknowledges and agrees that a breach of this Agreement would constitute a "Covenant Breach" as such term is used in the Omnibus Plan and therefore, in the event of a Covenant Breach, Executive's PSUs and the Shares issued in payment thereof (as such terms are defined in the Omnibus Plan) shall be subject to repurchase by The Kraft Heinz Company in accordance with the terms of the Omnibus Plan.

12.
TOLLING. In the event of any violation of the provisions of this Agreement, Executive acknowledges and agrees that the post-termination restrictions contained in this Agreement shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

13.
SURVIVAL OF PROVISIONS. The obligations contained in this Agreement hereof shall survive the termination or expiration of the Executive's Service with the Company and shall be fully enforceable thereafter.

14.
VENUE, PERSONAL JURISDICTION, AND COVENANT NOT TO SUE. Executive expressly agrees to submit to the exclusive jurisdiction and exclusive venue of courts located in the State of Delaware in connection with any litigation which may be brought with respect to a dispute between the Company and Executive in relation to this Restrictive Covenants Agreement, regardless of where Executive resides or where Executive performs services for the Company. Executive hereby irrevocably waives Executive's rights, if any, to have any disputes between the Company and Executive related to this Restrictive Covenants Agreement decided in any jurisdiction or venue other than a court in the State of Delaware. Executive hereby waives, to the fullest extent permitted by applicable law, any objection which Executive now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding, and Executive agrees not to plead or claim the same. Executive further irrevocably covenants not to sue the Company related to this Restrictive Covenants Agreement in any jurisdiction or venue other than a court in the State of Delaware. All matters relating to the interpretation, construction, application, validity, and enforcement of this Agreement, and any disputes or controversies arising hereunder, will be governed by the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule, whether of the State of Delaware or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Delaware.

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